MASTER INVESTMENT ADVISORY AGREEMENT

(Amended and Restated on October 1, 2019)

THIS AGREEMENT, amends, restates and consolidates the two Investment Advisory Agreements referred to in the recitals, below.

RECITALS

WHEREAS, RBC Funds Trust (the “Trust”) is an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) which has multiple series (each, a “Fund”); and

WHEREAS, RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Adviser”), which is a registered investment adviser under the Investment Advisers Act of 1940, as amended, serves as the investment adviser to the Trust and each of the Funds; and

WHEREAS, the Trust and the Adviser are parties to the following two investment advisory agreements:

i.

Amended and Restated Master Investment Advisory Contract dated December 31, 2009 relating to the RBC SMID Cap Growth Fund (previously RBC Mid Cap Growth Fund) and the Access Capital Community Investment Fund, as amended September 9, 2013 and December 17, 2018; and

ii.

Master Investment Advisory Agreement dated September 1, 2011 relating to the RBC BlueBay Emerging Market Debt Fund, RBC Blue Bay High Yield Bond Fund, RBC Emerging Markets Equity Fund, RBC Emerging Markets Small Cap Equity Fund, RBC Short Duration Fixed Income Fund, RBC Ultra-Short Fixed Income Fund, RBC Small Cap Value Fund, RBC BlueBay Diversified Credit Fund, RBC Global Opportunities Fund, RBC International Opportunities Fund, RBC Emerging Markets Value Equity Fund and RBC Impact Bond Fund, as amended October 30, 2012, December 20, 2013, October 1, 2014, October 2, 2017, December 18, 2017, July 2, 2018 and October 2, 2018;

and

WHEREAS, the Trust and the Adviser desire to amend, restate and consolidate the foregoing Investment Advisory Agreements into a single document reflecting the terms of each of those agreements between the parties.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the Trust and the Adviser do mutually agree and promise as follows:

1.        The Trust is an open-end investment company which currently has one or more Funds as may be established and designated by the Trustees from time to time. This Agreement shall pertain to such Funds as shall be designated in Exhibit A hereto as further agreed between the Trust and the Adviser. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each Fund. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objectives and restrictions with respect to each Fund, as specified in the Registration Statement of the Trust, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940

Act and the Securities Act of 1933, as amended (the “1933 Act”). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

2.        The Trust hereby appoints the Adviser to provide the investment advisory services specified in this Agreement and the Adviser hereby accepts such appointment.

3.        (a)        The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement.

(b)        The Trust or the Funds, as applicable, shall be responsible for all of their expenses and liabilities, including, but not limited to, compensation of its Trustees who are not affiliated with the Adviser, the Trust’s administrator, distributor, or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset valuation of shares of the Funds); fees and expenses of any administrator, transfer agent, fund accountant or dividend paying agent of the Trust; expenses of any plan adopted with respect to the Funds pursuant to Rule 12b-1 under the 1940 Act; shareholder servicing expenses; expenses of issuing, redeeming, registering and qualifying for sale shares of beneficial interest in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses.

4.        (a)        The Adviser shall provide to the Trust investment guidance and policy direction in connection with the management of the portfolio of each Fund, including oral and written research analysis, advice, statistical and economic data and information and judgments, of both a macroeconomic and microeconomic character.

The Adviser will determine the securities to be purchased or sold by each Fund and will place orders with broker-dealers pursuant to its determinations. The Adviser will determine what portion of each Fund’s portfolio shall be invested in securities described by the policies of each Fund and what portion, if any, should be invested otherwise or held uninvested.

The Funds will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory customers of the Adviser. In making investment decisions, hereunder, it is understood that the Adviser will not use any inside information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

(b)        The Adviser shall provide to the Trust’s officers such information relating to the Trust and the Funds and the services to be provided by the Adviser hereunder as the Trust may reasonably request.

(c)        As manager of the assets of each Fund, the Adviser shall make investments for the account of each Fund in accordance with the Adviser’s best judgment and within the investment objectives and restrictions set forth in the Registration Statement, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees. The Trust will promptly notify the Adviser in writing of any changes in a Fund’s investment objectives and restrictions.

(d)        The Adviser shall furnish to the Trust’s Board of Trustees periodic reports on the investment performance of each Fund and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(e)        On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to that Fund and to such other customers.

(f)        The Adviser may cause a Fund to pay a broker which provides brokerage and research-related products and services to the Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Adviser’s overall responsibilities to each Fund and any other of the Adviser’s clients. Subject to seeking the most favorable price and execution, the Trust’s Board of Trustees may cause the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Funds are required to pay or for which the Funds are required to arrange payment.

(g)        The Adviser is authorized, with respect to any one or more Funds, to delegate any or all of its rights, duties and obligations under this Agreement (subject in any event to all of the limitations, terms and conditions applicable to the Adviser hereunder) to one or more sub-advisers, and may enter into agreements with sub-advisers, and may replace any such sub-advisers from time to time in its discretion, in accordance with applicable requirements of the 1940 Act, the Advisers Act, and rules and regulations thereunder, as amended from time to time or as interpreted from time to time by the staff of the Securities and Exchange Commission (“SEC”), and in accordance with any applicable exemptive orders or similar relief granted by the SEC. The Adviser shall oversee the performance and services provided by any sub-adviser engaged hereunder.

5.        The Adviser shall give the Funds the benefit of the Adviser’s best judgment and efforts in rendering services under this Agreement. As an inducement to the Adviser’s undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust, the Funds or their shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties under this Agreement or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder. The Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by any Fund or that any Fund will perform comparably with any standard or index, including other clients of the adviser, whether public or private.

6.        In consideration of the services to be rendered by the Adviser under this Agreement, each Fund shall pay the Adviser a monthly fee on the first business day of each month at the annual rates set forth in Exhibit A to this Agreement with respect to each Fund, provided that no fee shall accrue or be payable hereunder with respect to a Fund until the first day after the day (the “Approval Date”) on which this Agreement has been approved by the vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act). If the fees payable to the Adviser pursuant to this paragraph 6 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness of termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day the New York Stock Exchange is open for trading.

7.        (a)        This Agreement shall become effective with respect to a Fund on such date indicated in Exhibit A and shall continue for an initial term of up to two years or on such date otherwise indicated in Exhibit A, provided it has been approved with respect to that Fund (i) by the Trust’s Board of Trustees, (ii) by the vote, cast in person at a meeting called for that purpose, of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party (“Independent Trustees”), and (iii) by a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund.

(b)        This Agreement shall thereafter continue in effect for a period of more than one year with respect to a Fund only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by a majority of the Trust’s Board of Trustees and (ii) by the vote, cast in person at a meeting called for that purpose, of a majority of the Trust’s Independent Trustees.

(c)        This Agreement may be modified by mutual agreement of the parties, subject to the requirements of the 1940 Act, as modified by rules and regulations thereunder, orders of the SEC, and interpretations thereof by the SEC or its staff.

(d)        This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by a vote of a majority of the Trust’s entire Board of Trustees on 60 days written notice to the Adviser, or by the Adviser on 60 days written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.        Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.        The investment management services of the Adviser to the Trust under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

10.        This Agreement shall be construed in accordance with the laws of the State of Minnesota, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

11.        In the event that the Board of Trustees of the Trust shall establish one or more additional series for which it wishes the Adviser to provide services hereunder, it shall so notify the Adviser in writing. If the Adviser wishes to render investment advisory services to such series, it shall so notify the Trust in writing, whereupon this Agreement shall be amended and restated and such series shall be added to Exhibit A hereto and become a Fund hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be amended, restated and consolidated as of the day and year first stated above.

RBC FUNDS TRUST

By:  /s/ Kathleen A. Gorman

Name:  Kathleen A. Gorman

Title:  President

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:  /s/ Carol Kuha

Name:  Carol Kuha

Title:  Chief Operating Officer

EXHIBIT A

Name of Fund	Annual Fee Rate	Effective Date	Initial Term Through*	Annual Renewal Deadline**

RBC BlueBay Emerging Market Debt Fund	0.75%	September 1, 2011	October 31, 2012	September 30
RBC BlueBay High Yield Bond Fund	0.70%	September 1, 2011	October 31, 2012	September 30
RBC Emerging Markets Equity Fund	0.80%	December 20, 2013	October 31, 2014	September 30
RBC Emerging Markets Small Cap Equity Fund	1.25%	December 20, 2013	October 31, 2014	September 30
RBC Short Duration Fixed Income Fund	0.30%	December 30, 2013	October 31, 2014	September 30
RBC Ultra-Short Fixed Income Fund	0.23%	December 30, 2013	October 31, 2014	September 30
RBC Small Cap Value Fund	0.70%	September 24, 2014	October 31, 2015	September 30
RBC BlueBay Global Bond Fund (f/k/a RBC Diversified Credit Fund)	0.45%	September 24, 2014	October 31, 2015	September 30
RBC Global Opportunities Fund	0.76%	September 24, 2014	October 31, 2015	September 30
RBC International Opportunities Fund	0.80%	September 24, 2014	October 31, 2015	September 30
RBC Emerging Markets Value Equity Fund	0.80%	September 28, 2017	March 31, 2019	September 30
RBC Impact Bond Fund	0.35%	December 18, 2017	January 31, 2019	September 30

*	After the Initial Term, the Agreement may continue in effect for successive one-year terms as provided in Section 7.(b).

*

Before the expiration of the initial term of the Agreement for a Fund, the Board specifically renewed the Agreement for that Fund for an additional year ending September 30 of the subsequent year, which had the effect of changing the term of the Agreement so that it runs through September 30 of each year (assuming it is renewed as provided in Section 7.(b).